Exhibit 10.2

[EXECUTION COPY]

April 3, 2023

Steven Madden, Ltd., as

“Client Representative” for itself

and each of its subsidiaries and

affiliates party to this Agreement

52-16 Barnett Avenue

Long Island City, New York 11104

Credit Approved Receivables Purchasing Agreement

Ladies and Gentlemen:

This Credit Approved Receivables Purchasing Agreement (“Agreement” or “CARPA”) will confirm your and our agreement concerning our performance of certain services and our potential purchases of certain of your accounts receivable as described herein in connection with your inventory or service sales upon the following terms and conditions. For all purposes hereof, this Agreement shall apply to you and each of the parties listed on the attached Schedule of Clients (each, a “Client” and collectively, the ‘Clients”), attached hereto and made a part hereof, and the terms “you” and “your” and terms of like import appearing herein, in each instance shall mean each of the Clients, except as may be otherwise noted.

A. From time to time you in your discretion will submit to us the names of those of your customers for which you shall have requested that we make credit investigations, approve credit or establish credit lines in accordance with our usual business practices. “Receivable” as used herein means and includes each separately invoiced account receivable created by, or arising from, your sale of inventory to or performance of services for (including under any of your trade names or styles or through any of your divisions) your customers, together with all related instruments, documents and insurance proceeds, payment intangibles, all other rights to payment and cash and non-cash proceeds thereof; all of your rights to any returned or repossessed goods or merchandise which are represented thereby; and all your right, title, security, guaranties, supporting obligations and letter of credit rights with respect to each Receivable, including all rights to reclamation and stoppage in transit. Except as hereinafter specifically provided, each Receivable with respect to which we have assumed the Credit Risk (as defined hereafter) in writing is herein referred to as an “Approved Receivable”. Each Receivable with respect to which we have not assumed the Credit Risk is herein referred to as a “non-approved Receivable”. “Credit Risk” means the customer’s failure to pay the Receivable in full when due on its longest maturity due date solely because of the customer’s financial inability to pay. It is expressly understood that “the customer’s financial inability to pay” the Receivable does not include any failure (or refusal) to pay arising from or directly related to (i) changes, of whatever nature, in government or governmental policy, or (ii) the enactment of laws or regulations or the taking of any action, of whatever nature including, without limitation, the taking or nationalizing of private property by any governmental entity whereby payment may not be made or may be made only upon penalty or (iii) natural disaster or act of God, uprising, civil war, civil commotion, war, revolution, invasion and other acts of violence.

B. Except as otherwise provided herein, all Approved Receivables shall be your sole property. You shall continue to collect payment for each such Approved Receivable from the applicable customer with payment therefor being remitted directly to you (or to such lockbox account as prescribed in that certain lockbox agreement among you, your lender or the agent under a syndicated credit facility extended to you and the respective lockbox bank). Our obligation to pay you the Purchase Price for any Approved Receivable shall only be as provided in Paragraphs F(5) and F(6) below, and only when all requirements of this Agreement for the purchase of such Receivables have been satisfied.

C. Our services hereunder will be provided on a non-notification basis; that is, we will not communicate with your customers without your prior approval except in connection with Approved Receivables under collection as delinquent accounts as described in Paragraph F(4) below, and/or to obtain current information on any customer’s financial condition and creditworthiness. You hereby covenant and agree that you will perform your servicing, managing, bookkeeping, collection and reporting procedures with respect to the Receivables (both Approved Receivables and non-approved Receivables) in a prudent and reasonable manner and using a standard of care no less favorable than the standard of care you would employ in order to perform such activities for your own account had you not entered into this Agreement. In furtherance of your obligations under this Paragraph, you shall, among other things, be responsible for identifying, matching and reconciling any payments or recoveries received with respect to the Approved Receivables associated with such payments or recoveries and maximizing the amount of payments or recoveries received on, or with respect to, the Approved Receivables. Without limiting any of our other rights hereunder, in the event you breach any of the covenants in the immediately foregoing two (2) sentences, any assumption of Credit Risk by us of the respective Approved Receivables involved shall be and become automatically and immediately, and without any further notice or action by us whatsoever, withdrawn, null, void and of no effect. In order to maintain our credit approval in connection with any Approved Receivable (unless we withdraw or limit our credit approval as otherwise provided in this Agreement), you also agree to perform the following collection and reporting procedures at a minimum (to the extent permitted by law):

(i)	Each customer on a past due Receivable shall receive from you, at least once each month, your written statement detailing the delinquency. Each such statement shall age such past due Receivable(s).

(ii)	You shall document collection related telephonic communications given to, and responses received from, your delinquent customers. You also shall initiate e-mail and/or telephonic communication to each such customer before the Receivable due from such customer becomes thirty (30) days past due, and at least two (2) such e-mail inquiries and/or calls shall be required in each subsequent thirty (30) day period (i.e., 31-60 days past due and 61-90 days past due) until the Receivable is ninety (90) days past due. All collection calls must involve your authorized representative speaking with a representative of the delinquent customer who has authority to approve payments on behalf of the customer, recording the name of such individual, his/her position with the customer, the date and time of such call, the reason for the delinquency in payment (e.g., cash flow, dispute, paperwork, etc.), the commitment to pay date, and a follow-up date.

(iii)	In the event that your attempts to telephonically communicate with any delinquent customer are to no avail (e.g., the telephone of such delinquent customer has been disconnected), your records must so indicate, and you shall then communicate to such delinquent customer in writing.

D. For our services hereunder you agree to pay us fees as follows:

(i)	fifteen basis points (0.15%) of the gross face amount of each Approved Receivable having payment terms not to exceed 90 days (“Standard Terms”), except for Approved Receivables due from (a) Target Corp., (b) TJX Australia, and (c) TJX UK, each such customer having Standard Terms of 120 days (and such other customers that we may, from time to time, in our sole discretion, approve Standard Terms in excess of 90 days).

(ii)	In addition, you will pay a fee of twenty-five basis points (0.25%) of the gross face amount of each Approved Receivable for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Approved Receivable exceed the Standard Terms (whether as originally stated or as a result of a change of terms requested by you or the customer); provided, however, for Approved Receivables due from (a) Target Corp., (b) TJX Australia and (c) TJX UK, each such customer having Standard Terms of 120 days (and such other customers that we may from time to time in our sole discretion approve Standard Terms is excess of 90 days), the additional fee shall not apply.

(iii)	For Approved Receivables arising from sales to customers located outside the United States of America and its territories, commonwealths and possessions, you will pay us an additional fee (“Foreign Fee”) of one hundred fifty basis points (1.50%) of the gross face amount of all such Approved Receivables; provided, however, the Foreign Fee shall not be charged on Approved Receivables due from (a) Guess Canada, (b) TJX Australia, (c) TJX UK, (d) Walmart Canada, (e) Walmart Mexico and (f) Winner’s (and such other foreign customers that we may, from time to time, credit approve in our sole discretion).

(iv)	Each month after we receive your report for the preceding calendar month described in Paragraph F(3)(d) below, we shall invoice you for the fees earned by us and due us for such preceding calendar month (collectively, “Invoiced Monthly Fees”), together with all charges and reimbursable expenses applicable for such month, and you agree that each such invoice shall be due and payable by you to us no later than the last day of each such calendar month. Payment of such Invoiced Monthly Fees, together with all charges and reimbursable expenses applicable for such month, shall be made to The CIT Group/Commercial Services, Inc. in the amount of the invoice due for each such month, and delivered pursuant to the instructions listed on Annex B, attached hereto and made a part hereof. In the event such fees are not paid to us as required herein, all credit approvals given by us and any Credit Risk assumed by us as to any Approved Receivables for which such applicable fees have not been paid to us shall automatically, and without any further notice or action by us whatsoever, be and become withdrawn, null, void and of no effect.

E. You hereby represent and warrant that:

(1). Organization; Good Standing; Authority:

(i)	Steven Madden Ltd. is a duly organized and validly existing corporation under the laws of the State of Delaware and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained);

(ii)	Each Client listed on the Schedule of Clients is a duly organized and validly existing company under the laws of the State of its formation or organization and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in any Client’s articles of organization or incorporation or bylaws (or any amendments thereto) or in any of their contracts or indentures restricting their compliance with, or their undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of the stockholders or of any other person, firm, entity or corporation other than their respective board of directors (except such consents as have already been obtained).

(2) You further represent and warrant and Covenant that:

(i)	each Receivable represents an actual and bona fide sale and delivery of inventory or performance of services in the ordinary course of your business;

(ii)	the inventory being sold and the Receivable created therefrom are your exclusive property;

(iii)	as to each Approved Receivable, the customer is obligated to pay, in United States Dollars, the full amount stated in the invoice according to its terms without dispute, offset, deduction, defense or counterclaim;

(iv)	no inventory sold is subject to any consignment arrangement;

(v)	all taxes and fees with regard to any Approved Receivable or the inventory sold or services performed are solely your responsibility;

(vi)	none of the Approved Receivables represents sales or services to any subsidiary, parent or affiliated company;

(vii)	you and, to your knowledge, your affiliates are not Blocked Persons (as defined in Paragraph F(13) below); and notwithstanding Paragraph B. above, you shall not sell and assign to us any Approved Receivable due from a Blocked Person.

All of the foregoing representations and warranties are and shall be reaffirmed each time you assign and/or sell Receivables to us hereunder with respect to the Receivables assigned and/or sold at such time.

(3)	You further represent and warrant to us that: (i) the client customer number (or equivalent client customer identifier) (“Client Customer Number”) that you provide with respect to each order that you submit to us hereunder correctly identifies the legal entity of the customer obligor on each such order, (ii) the Client Customer Number that you provide with respect to each Approved Receivable that you assign to us hereunder correctly identifies the legal entity of the account debtor on each such Approved Receivable, (iii) the other client customer identifying information, such as customer name and address (collectively, “Customer Identifying Information”), that you provide with respect to each order that you submit to us hereunder correctly identifies the legal entity of the customer obligor on each such order, and (iv) the Customer Identifying Information that you provide with respect to each Approved Receivable that you assign to us hereunder correctly identifies the legal entity of the account debtor on each such Approved Receivable. Without in any way limiting our rights hereunder, we may withdraw credit approval of any order with respect to which there is a breach of the representations and warranties set forth in clauses (i) or (iii) immediately above. If you breach any of these representations and warranties or any covenant contained in this Agreement, we shall be released from any Credit Risk whatsoever on any Approved Receivable which may be involved. .

F. The following are additional terms and conditions of this Agreement:

(1)	We shall have the right to adjust customer credit lines from time to time and to withdraw our credit approval on any Approved Receivable at any time prior to your shipment of the inventory thereunder to the specified customer. You will promptly notify us if any Approved Receivable is not timely paid by the customer or if you receive any information of any adverse change in the financial condition or business prospects of any of your customers covered under this Agreement.

(2)	(a)	Any order for which you seek our credit approval (except for those under credit lines which may have been established for your customers) must be submitted to our Credit Department either via computer on-line terminal access. If you experience any systems problems and you are unable to submit any such information via computer, then you must notify our Credit Department in writing, and any such information, can be submitted by fax or in writing until such time as any such systems issues are resolved.

(b)	You agree that: (i) except as otherwise provided in the credit line letter agreement entered into as a supplement to this Agreement, you shall follow our instructions given to you in respect of how you shall submit orders to us hereunder and how you shall assign Approved Receivables to us hereunder, (ii) we shall be entitled to rely upon your provision of Client Customer Numbers and Customer Identifying Information with respect to orders you submit to us hereunder and Approved Receivables you assign to us hereunder, and we shall have no responsibility to you as a result of any errors or omissions with respect to such provision; provided, however, that we shall have the right at any time, but shall not be obligated, in our sole discretion to re-categorize any orders and any Approved Receivables with respect to which we determine the Client Customer Number that you provided to us does not correctly correspond to the Customer Identifying Information you provided to us for the orders and the Approved Receivables so concerned.

(c)	You have advised us that your selling terms are not in excess of the Standard Terms. As to any Approved Receivable, you agree that you will not, without our prior written consent: (i) change the Standard Terms on any customer varying from our existing credit approval, or extend the maturity date of any invoice; (ii) change the amount (except for credits you may issue in the normal course of your business and otherwise in accordance with this Agreement) or shipping dates; or (iii) grant any other indulgence. In the event you were to do any of these acts without such concurrence by us, any credit approval and assumption of Credit Risk by us of the respective Approved Receivable(s) shall be and become automatically and immediately, and without any further notice or action by us whatsoever, withdrawn, null, void and of no effect.

(d)	Except as provided in clause (e) below, our credit approval with respect to any shipment by you of inventory to, or any performance of services for, a customer may also be withdrawn by us any time before, but not after, shipment is made or services are performed and shall be effective only if shipment is made or services are performed within thirty (30) days from the date specified (for shipping in the case of shipment of inventory) in the credit approval, or within thirty (30) days from the date of our credit approval if no delivery or services performance date is specified therein. We shall have no liability whatsoever to you or any person, firm or entity for our not approving, or our withdrawal of approval of, credit to any customer in the manner provided in this Agreement.

(e)	Special Provision for Goods in Production. Without limiting our rights hereunder, and notwithstanding the provisions of clause (d) above, in the event our credit approval as to any order calls for goods to be specially made or designed to fit the needs of a specific product (“Special Goods”), in the event we withdraw any credit approval or adjust any credit line with respect to any customer that includes “WIP” coverage to which such Special Goods are to be sold, after you have commenced processing the Special Goods, we shall continue to be liable to you with respect to such credit approval to the extent of 50% of any loss arising out of the production of the Special Goods, provided, however, that (i) you use your best efforts to dispose of such Special Goods in a commercially reasonable manner, at the best price obtainable for our mutual account with prior notification thereof to us; (ii) in the event you have other unfilled orders for the same type of goods, for which such order has not been manufactured, you shall fill such orders with the Special Goods subject to a credit withdraw or credit line adjustment, and (iii) our liability to you under this provision shall not exceed an amount greater than 50% of the credit approval in effect at the time the Special Goods order was approved, less the amount of any outstanding Approved Receivables for such customer. For purposes hereof, “loss” means the amount of the original cost of the goods actually put into production, less, to the extent applicable, the amount of the actual resale price of the goods, or portion thereof, ultimately resold. You agree to promptly deliver to us such supporting documentation as we may reasonably request regarding the loss incurred by you in such Special Goods, as more fully provided in Annex A.

(f)	You agree to notify us promptly of any matters affecting the value, enforceability or collectibility of any Approved Receivable. You also agree to issue credit memoranda promptly (with duplicates to us) upon accepting returns or granting allowances in connection with any Approved Receivable.

(g)	You further agree to notify us promptly of any change in your: name, state of incorporation or registration, location of your chief executive office, place(s) of business, and legal or business structure, and of significant lawsuits or proceedings against you.

(3)	You agree to furnish us the following information, reports or items, all in such form acceptable to us:

(a)	no later than the last business day of each month, a summary aged trial balance by customer of all of your outstanding Receivables as of the 25th day of the current month;

(b)	On or before the fifteenth (15th) day of each month or more frequently upon our reasonable request, a summary aged trial balance by customer of all of your outstanding Receivables as of the end of the prior month

(c)	on or before the fifteenth (15th) day of each month or more frequently upon our reasonable request, a report of all collections for the preceding month, showing the gross amount of Receivables and the net amount collected thereon;

(d)	on or before the fifteenth (15th) day of each month or more frequently upon our request, a detailed aged trial balance of all of your outstanding Receivables as of the end of the preceding month;

(e)	on or before the fifteenth (15th) day of each month or more frequently upon our request, a confirmatory schedule of assigned Receivables for the preceding month’s sales, in which you have recorded and clearly identified as Approved Receivables (including those under any credit lines) and their respective sales terms, invoice numbers, dates and amounts;

(f)	on or before the fifteenth (15th) day of each month or more frequently upon our request, your sales journal of all your outstanding Receivables as of the end of the preceding month;

(g)	on or before the last day of each month in which the foregoing reports are to be furnished to CIT, your payment to The CIT Group/Commercial Services, Inc. in the aggregate amount of the fees due and payable to us at the rates provided above for the Approved Receivables of such preceding month; and

(h)	any other reports or information reasonably required by us in a frequency reasonably requested by us.

(i)	Except as otherwise provided herein, in the event you fail to provide any of the above information, reports or items to us within three (3) business days of its due date, after notice to you of such failure all Credit Risk assumed by us as to Approved Receivables shall automatically, and without any further notice or action by us whatsoever, be and become withdrawn, null, void and of no effect, and such Receivables shall be deemed to be non-Approved Receivables.

(j)	Except as otherwise set forth herein, the foregoing information, reports or items must be electronically submitted to our Credit Department via computer by either: (x) On-Line Terminal Access, or (y) Electronic Batch Transmission. If you experience any systems problems and you are unable to submit any such information via computer, then you must notify our Credit Department in writing, and any information, reports or items can be submitted by fax or in writing until such time as any such systems issues are resolved. You hereby confirm and agree that you shall use your best efforts to provide such reporting electronically as soon as practicable.

(k)	We may (with two (2) weeks prior notice to you) during normal business hours verify and inspect all of your books, accounts, records, files, orders, correspondence and papers which are relevant to the Receivables, Approved Receivables, non-approved Receivables, the respective customers, and/or this Agreement, and your credit and collection procedures and business operations, and we may make photocopies of or extracts from any of the foregoing. Any photocopies, notes, summaries, or other records shall be treated as confidential information. We agree that so long as you do not breach any of the representations or warranties under this Agreement, we shall limit the number of audits or examinations to no more than one (1) per contract year. Any such audit or examination shall be conducted in a manner that is not disruptive to your business activities. We further understand and agree that may not review any records beyond the scope of this Agreement and in any event, no documents disclosing the business relationship between you and any of our competitors; provided, to the extent any of our competitors conduct an examination of your books and records, you shall not disclose any documents related to the business relationship between you and us, including this Agreement, to our competitors.

(4)	We shall have the right to communicate with and, if necessary in our discretion, commence collection proceedings with respect to, any of your customers from which any Approved Receivable is unpaid if: (a) any portion of such customer’s Approved Receivable whatsoever is past due, or (b) such customer has undergone an adverse change in its financial condition or business prospects, or (c) the customer has called a meeting of its creditors or ceased to do business, or (d) the customer suffered a petition in bankruptcy or insolvency filed by or against the customer under any foreign, provincial or federal or state law.

(5)	(a)	If: (i) any undisputed Approved Receivable remains unpaid for more than ninety (90) days after its longest maturity due date, (ii) you in your discretion shall have delivered to us within ten (10) days thereof (the “Approved Receivables Submission Time Frame”) a written Request for Purchase of Approved Receivable substantially in the form of Annex A attached hereto and made a part hereof (“Request for Purchase”) with all of the information and documentation therein specified, requesting that the Purchase Price (as defined below) for such overdue and unpaid Approved Receivable be paid to you, and (iii) all conditions to our obligation to remit the Purchase Price to you as set forth in Paragraph F(6) below have been satisfied, we shall (subject to our verification of any such undisputed Approved Receivable having been credit approved by us and being overdue and unpaid) pay to you the Purchase Price for such undisputed Approved Receivable within thirty (30) days of receipt of the Request for Purchase, and you shall sell, assign and transfer to us as absolute owner such Approved Receivable; provided, such thirty (30) day period shall be extended as reasonably required to the extent any of the documentation required as set forth in Annex A has not been promptly delivered to us and/or requires further review, investigation or diligence, as reasonably determined by us. You agree that when you deliver to us a Request for Purchase of Approved Receivable of a particular customer, you shall be deemed to have thereby authorized us to collect all of the other unpaid Receivables of that customer outstanding at that time. “Purchase Price” means, with respect to an Approved Receivable, the gross face amount of such overdue, unpaid and undisputed Approved Receivable less all amounts paid, collected or otherwise recovered prior to our purchase in respect of the customer’s invoices, less any trade and cash discounts allowable to, or taken by, the customer and less any credits or allowances.

(b)	Concurrently and automatically with our purchase of any Approved Receivable as herein provided (a “Purchased Receivable”), you shall assign and grant to us a first priority security interest in such Purchased Receivable as provided herein as well as in Annex A. In furtherance thereof, upon execution of this Agreement, you authorize us to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain a security interest in the Purchased Receivables, and you hereby ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by us pursuant to the foregoing authorization. You agree to reimburse us for the cost of any filing and preparation fees and for any Uniform Commercial Code and other applicable search fees.

(c)	For claims made under this Agreement pursuant to Paragraph F(2)(e), Special Provision for Goods in Production (a “Production Claim”), you shall comply with all of the provisions of this Paragraph F(5), as may be applicable to a Production Claim, including making a request for payment under a Production Claim within the Approved Receivables Submission Time Frame, that, solely for purposes of a Production Claim, shall mean within ten (10) days after ninety days (90) days of our withdrawing any credit approval or adjusting any credit line with respect to any customer that includes “WIP” coverage.

(d)	In the event CIT remits payment to you of a Production Claim on Special Goods that were not resold prior to such Production Claim payment and a Client subsequently sells all or part of any Special Goods related thereto, such Client shall reimburse CIT from the proceeds of such sale, up to the amount of any payments made by CIT under the related Production Claim.

(6)	(a)	Our obligation to remit the Purchase Price to you for any Approved Receivable shall only apply to an Approved Receivable (i) which is free of any claims, offsets or liens whatsoever, unless such liens are subordinated and made junior to our interest in such Approved Receivable pursuant to an intercreditor agreement or similar agreement in form and substance satisfactory to us, and (ii) where the inventory and/or service has been received and accepted by the customer without return and without dispute or claim as to price, terms, quality, workmanship, breach of warranty, delivery, quantity or other offset, and (iii) where nonpayment by the customer on the longest maturity due date of such Approved Receivable is due solely to Credit Risk, and (iv) with respect to which a Request for Purchase is submitted to us within the Approved Receivables Submission Time Frame.

(b)	If an Approved Receivable for which we have paid you the Purchase Price is later determined to have been unpaid by the customer on the longest maturity due date of such Approved Receivable for any reason other than solely as the result of Credit Risk, you agree to promptly repurchase such Approved Receivable from us for the Purchase Price (less any remittances we may have received in connection with such Approved Receivable).

(c)	You further agree that in the event any merchandise in connection with an Approved Receivable is offered to be returned to you by the customer thereunder solely as the result of Credit Risk, and for which Approved Receivable we shall have already remitted to you the Purchase Price, or shall be obligated to remit to you, under this Agreement, then you shall promptly notify us in writing of such offer with all particulars and, upon our written approval to you of your acceptance of such offer of return, you may accept the return of such merchandise, provided such merchandise is returned to you free and clear of all liens and security interests. Any merchandise which you may receive in connection with such approval of return of merchandise under an Approved Receivable, solely as the result of Credit Risk, shall: (i) be and at all times be deemed to be our property; (ii) at our option, be promptly delivered by you to us at such place as we shall reasonably specify; or (iii) at our option, be retained by you for resale by you, employing your commercially reasonable efforts to obtain the best available price. In the event of resale of such returned merchandise to another customer as contemplated by the preceding sentence, (x) if we shall have already remitted the Purchase Price to you in accordance with this Agreement for such Approved Receivable, then all proceeds of such resale shall be paid to us or be promptly turned over to us, or (y) if we shall not have so remitted to you the Purchase Price for such Approved Receivable but shall be obligated to remit the Purchase Price to you for such Approved Receivable under this Agreement, then all proceeds of such resale shall be paid to you or be promptly turned over to you, and the difference (if any) between the invoice amount of such Approved Receivable and the proceeds of such resale shall be owing by us to you and promptly remitted by us to you upon the consummation of, and your receipt of the proceeds of, such resale.

(d)	After our payment to you for any Approved Receivable, any and all checks, cash, notes or other instruments or property received by you with respect to such Approved Receivable shall be held by you in trust for us, separate from your own property and funds, and promptly turned over to us.

(e)	Except to the extent that we have the Credit Risk for an Approved Receivable, as herein specifically set forth, we shall have no other liability whatsoever under this Agreement, whether in connection with the customer, any Receivables or otherwise, including any liability associated with preference claims or other disgorgement actions alleged in any bankruptcy, insolvency, assignment for the benefit of creditors, arrangement, reorganization, receivership or similar proceeding commenced by or against the customer under any local, state or federal law, rule or regulation of any applicable foreign or domestic jurisdiction.

(f)	For Production Claims made pursuant to Paragraph F(2)(e), all of the terms of this Paragraph F(6) shall apply to Production Claims and you shall comply with all of the provisions of this Paragraph F(6), as may be applicable to a Production Claim.

(7)	In the event that an Approved Receivable were to become the subject of a dispute or claim as to price, terms, quality, workmanship, breach of warranty, delivery, quantity or other offset, such dispute would release us from any Credit Risk whatsoever on such Approved Receivable if such dispute is not resolved by you within a commercially reasonable period of time given the nature of the dispute.

(8)	If moneys are due and owing from a customer for both Approved Receivables and non-Approved Receivables, you agree that any payments or recoveries received on such Receivables may be applied first to reduce our liability to you on any Approved Receivables. In the event we are required to institute suit to collect any delinquent Receivable, you agree to cooperate fully with us and our counsel in prosecuting same.

(9)	The Client Representative, for itself and on behalf of all of the Clients, and we, may terminate this Agreement (i) as of the initial Anniversary Date (hereinafter defined) and (ii) anytime thereafter, in each case by giving the other party at least sixty (60) days’ prior written notice of termination. “Anniversary Date” means, initially, the last day of the month occurring one (1) year from the date hereof, and the same date in each year thereafter. The effective date of termination of this Agreement, as more fully set forth in this Paragraph, is herein the “Effective Termination Date”). This Agreement continues uninterrupted unless terminated as herein provided. Notwithstanding the preceding sentences of this Paragraph, we may terminate this Agreement immediately upon the occurrence of any of the following events: (a) cessation of your business or the calling of a meeting of your creditors; (b) your failure to meet your debts generally as they mature; (c) the commencement by or against you of any bankruptcy, insolvency, arrangement, reorganization, receivership, or similar proceeding under any foreign, federal or state law; (d) a material breach by you of any representation, warranty, or covenant contained herein; or (e) your failure to pay when due any indebtedness or obligation owing by you to us whether under this Agreement or any other agreement to which you and we are parties. We may also terminate this Agreement immediately in the event that we shall reasonably determine that: (x) any material provision of this Agreement is not enforceable under applicable law; (y) the performance of this Agreement would require any filing with, or consent or approval by, any governmental authority; or (z) this Agreement and/or the performance thereof becomes the subject of any proceeding instituted by any governmental authority. Any termination of this Agreement, however, shall not affect obligations of you or us incurred hereunder prior to the Effective Termination Date including, without limitation, our obligation to pay a Production Claim and/or the Purchase Price for undisputed and unpaid Approved Receivables arising prior to the Effective Termination Date and with respect to which a Request for Purchase is submitted to us within the Approved Receivables Submission Time Frame (provided that our assumption of Credit Risk hereunder shall additionally cease upon your failure to pay our fees when due or to deliver to us the information required by this Agreement).

(10)	You agree to pay all out-of-pocket costs and expenses incurred by us in connection with or in any way related to: (i) this Agreement, the other CARPA Documents and any and all other agreements and arrangements between us, (ii) the preparation, execution, administration and enforcement of this Agreement, the other CARPA Documents and any and all other agreements and arrangements between us, any modification, waiver, release or amendment relating hereto or thereto, including all reasonable fees and expenses attributable to the services of our attorneys (including attorneys’ fees and expenses incurred post-judgment), (iii) search fees and public record filing fees, and (iv) any claims or liabilities asserted against us relating to this Agreement. Furthermore, you agree to pay to us our fees set forth herein, including fees for: (a) special reports prepared by us at your request (fee varies with nature of report), (b) wire transfers (incoming domestic - waived; incoming foreign - waived; outgoing - $35.00 per transfer), (c) handling change of terms requests relating to Approved Receivables (waived), and (d) your usage of our on-line computer services (waived). Beginning on the first of the month six months from the date hereof, you also agree to pay us our fees for each new customer set-up on our customer accounts receivable data base (waived) and each new customer relationship established for you (waived). All such fees will be charged to you when incurred. We may change our fees from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change. You hereby indemnify us and hold us harmless from any costs, liabilities and expenses related to this Agreement. The foregoing indemnity shall survive any termination of this Agreement.

(11)	We shall make available to you certain reports reflecting Approved Receivables, charges and other financial transactions between us during the applicable period (“Reports”). The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within thirty (30) days after same are made available to you.

(12)	The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes and accounting procedures. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. You further acknowledge, understand and agree that the Guide supplements the requirements of this Agreement and that you shall comply with, and be bound by, the Guide. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

(13)	You further represent or covenant, as the case may be, that you: (a) are familiar with all applicable laws, regulations, orders, etc. in effect from time to time relating to anti-money laundering and terrorism (“Anti-Terrorism Laws”) of the United States of America, including the USA Patriot Act; (b) acknowledge that your transactions are subject to applicable Anti-Terrorism Laws; (c) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (d) acknowledge that our performance hereunder is also subject to our compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (e) acknowledge that we will not conduct business with any Blocked Person and we will not knowingly purchase any Account due from a Blocked Person; (f) will provide to us all such information about your ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as we may reasonably require; and (g) will take such other action as we may reasonably request in connection with our obligations described in clause (d) above. “Blocked Person” means: (i) any person listed in the annex to Executive Order 13224, (ii) any person owned or controlled by, or acting for or on behalf of, any person listed in the annex to Executive Order 13224, (iii) any person with which we are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) any person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224, (v) a person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC. “Sanctioned Country” means any country subject to the sanctions program identified on the most current list maintained by OFAC.

(14)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity opening an account or establishing a credit relationship with the financial institution. This requirement applies to us. What this means for you is that we will ask for information about you, including your name, tax identification number, address and documents evidencing legal incorporation, formation or existence. We may also request information about your owners, directors and executive officers. If guarantors are involved, we will ask for the name, address, date of birth, and other information that will allow us to identify personal guarantors and the name, taxpayer identification number and address for corporate guarantors. We may also ask to see a driver’s license or other identifying documents for personal guarantors and documents evidencing legal incorporation, formation or existence for corporate guarantors.

(15)	Each party acknowledges that all information from time to time provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under or in connection with this Agreement through any means (such information, “Relevant Information”) is the Disclosing Party’s property and is considered to be proprietary and confidential. Each party therefore hereby covenants and agrees that it shall not at any time disclose or reveal to any person in any manner or form, directly or indirectly, any Relevant Information, all of which shall be kept strictly confidential by Receiving Party, unless and to the extent any disclosure: (i) is required by applicable law, any governmental authority having jurisdiction over the Receiving Party or compulsory legal process, (ii) is made with the Disclosing Party’s prior written consent or (iii) is made to the Receiving Party’s officers, directors, employees or advisors who are subject to a duty or agreement of confidentiality to the Receiving Party. The Receiving Party’s obligation of confidentiality shall include, without limitation, all information and communications in connection with this facility, whether pertaining to our credit decisions including our acceptance, declining, modifying, withdrawing and/or restricting of Credit Risk, our fees, charges or surcharges, the specific business arrangements between the parties or otherwise. Each party further agrees to take all steps reasonably necessary to prevent any of the above described confidential information of a Disclosing Party from falling into the possession of unauthorized persons, except as permitted above which situations are deemed to be authorized disclosure of confidential information and which recipients thereof are deemed to be authorized persons. Each party shall indemnify the Disclosing Party for, and hold such Disclosing Party harmless against, any loss, liability, claim or expense of any kind (including reasonable and documented out-of-pocket attorneys’ fees and disbursements) arising from the Receiving Party’s failure to comply with the foregoing provisions. The foregoing indemnity shall survive any termination of this Agreement. In no event, however, shall either party be held liable to the other for any punitive, consequential, special or indirect damages.

(16)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU AND WE HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE DETERMINED AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

YOU AND WE (A) SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF NORTH CAROLINA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT AND (B) WAIVE ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE OF NORTH CAROLINA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT US FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST YOU PERSONALLY, AND AGAINST ANY OF YOUR ASSETS, WITHIN ANY OTHER STATE OR JURISDICTION.

(17)	Except as provided immediately below, this Agreement and all agreements, documents or instruments executed in connection with this Agreement (collectively, “CARPA Documents”) can be changed only by a writing signed by both of us. Notwithstanding the foregoing, you authorize us as we in our reasonable discretion may choose to correct in good faith clerical errors and/or complete blanks in the CARPA Documents, including, without limitation, dating the CARPA Documents, without obtaining a writing signed by both of us or further authorization from you and without providing notice to you. This Agreement binds and benefits each of us and our respective successors and assigns; provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent. You agree that we may, without notifying you, sell, assign or transfer our rights and obligations under this Agreement, including, without limitation, our rights and obligations with respect to the Approved Receivables. Either party’s failure or delay to exercise any right or remedy hereunder shall not constitute a waiver thereof, nor bar the party from exercising any of their rights or remedies hereunder at any time, nor shall any course of dealing between you and us change or modify this Agreement. This Agreement will become effective as of the date set forth on the first page hereof but only after this Agreement shall have been accepted by one of our officers in North Carolina, after which we shall forward to you a fully executed copy for your records.

(18)	Each of the CARPA Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of any CARPA Document by facsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of such CARPA Document.

(19)	You agree that by providing us with a telephone number for a cellular phone or other wireless device, you are expressly consenting to receive communications from us and our assigns, affiliates, and/or agents to you at that number, including, but not limited to, prerecorded or artificial voice messages, text messages, and calls made by automatic telephone dialing systems. This express consent applies to each such telephone number that you provide us now or in the future and permits such calls regardless of their purpose. These calls and messages may incur access fees from your cellular provider.

(20)	JOINT ADMINISTRATION/SPECIAL PROVISIONS REGARDING MULTIPLE CLIENTS

(a)	The Client Representative shall act under this Agreement as the representative of each of Client, and each of you hereby appoint and authorize the Client Representative to serve as your representative hereunder, for all purposes, including, without being limited to, receiving account statements and other notices and communications to any of you from us. In connection with the joint administration of this Agreement, each of you expects to derive benefit, directly or indirectly, from this Agreement, since the successful operation of each of your operations is dependent on the continued successful performance of the functions of the integrated group. Without limiting the foregoing, however, in addition to actions taken by the Client Representative hereunder, any action taken by any Client under this Agreement or under any other CARPA Documents, including without limitation any action of your respective officers, authorized employees or agents, shall also be deemed to be properly authorized by each of you and shall additionally constitute an action that is valid, binding and enforceable for all purposes of this Agreement against each of you. We shall keep separate accounts in each Client name and we shall be entitled to rely upon your respective instructions and/or the instructions of the Client Representative with respect to these accounts. It is, however, expressly understood and agreed that the separate accounts are merely for your respective bookkeeping convenience. All of the accounts carried on our books for any of you are subject to clause 20(c) below, as well as all other terms of this Agreement. You hereby additionally confirm that the foregoing arrangement shall have no effect on the joint and several character of your liability for the indebtedness and obligations.

(b)	The arrangement set forth in this Paragraph 20 shall also apply to all amendments, riders and supplements of this Agreement, including without limitation, the Credit Line Letter Agreement, unless otherwise set forth therein, and the Client Representative shall act as the representative of each of you under such amendments, riders and supplements, and each of you hereby appoint and authorize the Client Representative to serve as your representative thereunder for all purposes. You hereby confirm that your business is a mutual and collective enterprise, and that the consolidation of all accommodations under the Agreement and all amendments, riders and supplements thereto will ease the administration of your relationship with us, all to your mutual advantage. Our willingness to provide such factoring and credit approval services to you on a combined basis under the Agreement and all amendments, riders and supplements thereto is done solely as an accommodation to you and at your request and in furtherance of your mutual and collective enterprise.

(c)	The indebtedness and obligations under this Agreement shall constitute the joint and several, direct and general obligation of each of you, including without limitation, for any commissions, fees, costs and expenses, under this Agreement. Furthermore, any collateral security now or hereafter given to us by any of you shall secure all indebtedness and obligations, on a collective basis, and shall be deemed to be pledged as security for any and all indebtedness and obligations of any and all of you to us. Notwithstanding anything to the contrary contained herein, you shall each be jointly and severally liable to us for all indebtedness and obligations and shall have the obligations of a co-maker with respect to the any indebtedness and obligations, it being agreed that all of our dealings with the Client Representative as herein set forth inure hereunder to the benefits of each of you, and that we are relying on the joint and several liability of each of you as co-makers in respect of the indebtedness and obligations.

(d)	Your joint and several liability shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which any of you may hereafter agree (other than an agreement signed by us specially releasing such liability), nor by any deal, extension of time, renewal, compromise or other indulgence granted by us with respect to any of the indebtedness and obligations, nor by any other agreements or arrangements whatsoever with any of you or with anyone else, each of you hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. Your liability is direct and unconditional as to all of the indebtedness and obligations, and may be enforced without requiring us first to resort to any other right, remedy or security. You hereby expressly waive promptness, diligence, notice of acceptance and any other notice with respect to any of the indebtedness and obligations and/or this Agreement (other than notices expressly required in this Agreement) and any requirement that we protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against any of you or any collateral.

(21)	Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (ii) upon receipt of telephonic or written confirmation of receipt if sent via facsimile or e-mail transmission, (iii) one (1) business day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows (and as may be modified by either party from time to time by written notice received by the other):

If to Client Representative:

Steven Madden, Ltd.

52-16 Barnett Avenue

Long Island City, New York 11104

Attn:

Phone:

If to CIT:

The CIT Group/Commercial Services, Inc.

11 West 42nd Street

New York, New York 10036

Attention: Account Manager – Steven Madden

Phone:

(22)	This accepted Agreement and each Annex attached hereto and made part hereof contain the entire agreement between you and us. There are no verbal agreements between you and us concerning this Agreement or the subject matter hereof.

Signature Page Follows on Next Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in New York, New York, after which we shall forward a fully executed copy to you for your files

THE CIT GROUP/COMMERCIAL
SERVICES, INC.

By:	/s/ Amna Mahmood
Name:	Amna Mahmood
Title:	Managing Director

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Name:	Edward R. Rosenfeld
Title:	Chief Executive Officer

The Topline Corporation
Report Footwear, Inc.
Adesso-Madden, Inc.
Daniel M. Friedman & Associates, Inc.
Cejon Accessories, Inc.
Dolce Vita Footwear, Inc.

By:	/s/ Zine Mazouzi
Name:	Zine Mazouzi
Title:	Treasurer

Accepted at Charlotte, North Carolina:

THE CIT GROUP/COMMERCIAL
SERVICES, INC.

By:	/s/ Michael Hudgens
Name:	Michael Hudgens
Title:	Managing Director, Group Head

[Signature page to Deferred Purchase CARPA]

SCHEDULE OF CLIENTS

The Topline Corporation is a duly organized and validly existing corporation under the laws of the State of Washington and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained).

Report Footwear, Inc. is a duly organized and validly existing corporation under the laws of the State of Washington and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained).

Adesso-Madden, Inc. is a duly organized and validly existing corporation under the laws of the State of New York and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained)

Daniel M. Friedman & Associates, Inc. is a duly organized and validly existing corporation under the laws of the State of New York and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained).

Cejon Accessories, Inc. is a duly organized and validly existing corporation under the laws of the State of New York and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained).

Dolce Vita Footwear, Inc. is a duly organized and validly existing corporation under the laws of the State of Washington and is duly qualified to transact business in, and is in good standing in, all states where required; there are no provisions in your articles of organization or incorporation or bylaws (or any amendments thereto) or in any of your contracts or indentures restricting your compliance with, or your undertaking the acts contemplated by, this Agreement, or requiring the consent or authorization of your stockholders or of any other person, firm, entity or corporation other than your board of directors (except such consents as have already been obtained).

[Schedule of Clients]

ANNEX A

TO CREDIT APPROVED RECEIVABLES PURCHASING AGREEMENT

REQUEST FOR PURCHASE OF APPROVED RECEIVABLE(S)

To: The CIT Group/Commercial Services, Inc.	Date: _______________

Your purchase of the outstanding, undisputed and past due Approved Receivable(s) account of [INSERT NAME AND ADDRESS OF CUSTOMER] (the “Customer”) for the Purchase Price of $______________ is hereby requested pursuant to the terms of the Credit Approved Receivables Purchasing Agreement (the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the same meanings given in the Agreement.

Your obligation to pay us the Purchase Price for such Approved Receivable(s) arises under your credit approval dated _____________ in the amount of $ _____________.

As evidence of each past due Approved Receivable, enclosed are:

A.	Two [One] copies[copy] of the outstanding invoice and any credit memos;
B.	A notarized statement of the Customer’s account;
C.	One copy of all correspondence to and from the Customer;
D.	One copy of our complete collection file on the Customer;
E.	All guaranties, collateral documents, and security agreements relative thereto;
F.	Proof of delivery to and/or acceptance by Customer;
G.	Copy of Customer’s purchase order and/or our signed confirmation thereof; and
H.	Complete schedule of all Returns, if any, and relevant information regarding such Returns relative thereto.
I.	Supporting documentation regarding the loss incurred pursuant to Paragraph F(2)(e) of the Agreement, including but not limited to, copies of purchase orders, satisfactory evidence that the Special Goods were actually in production, satisfactory evidence that materials directly related to the Special Goods were actually purchased and paid for or were ordered and you are obligated to pay for such materials, satisfactory evidence of all other costs incurred related to the Special Goods including labor and production costs up through the date of the line withdraw and satisfactory evidence of all efforts to mitigate the loss.

We certify that: (i) the above information and enclosures are true and correct ; (ii) our Customer (account debtor) named in the invoice(s) is indebted to us in the amount of the Purchase Price and is not entitled to credits or counterclaims except as reflected in the amount demanded by us above; (iii) each Approved Receivable of the Customer for which we hereby request payment from you under the Agreement is free of any claim, offset or lien whatsoever, unless any such lien is subordinated and made junior to your interest in each such Approved Receivable pursuant to an intercreditor agreement or similar agreement in form and substance satisfactory to you; (iv) nonpayment by the Customer of the Approved Receivable on the longest maturity due date of such Approved Receivable for which we hereby request payment from you under the Agreement is due solely to Credit Risk; (v) we have delivered to you those UCC releases and financing statements as you shall have requested to effect the purchase requested hereby; and (vi) all of our representations and warranties in the Agreement are true and correct.

Concurrently and automatically with the purchase of each Approved Receivable as herein provided (a “Purchased Receivable”), (a) we hereby sell and assign absolute ownership in and to each Purchased Receivable and hereby grant to you a first priority security interest in the Purchased Receivable and collateral related to each Purchased Receivable; (b) authorize you to file financing statements, and all amendments and continuations with respect thereto, all in order to create, perfect or maintain a security interest in the Purchased Receivables, and (c) ratify and confirm any and all financing statements, amendments and continuations with respect thereto heretofore and hereafter filed by you pursuant to the authorization granted in the Agreement.

STEVEN MADDEN, LTD.
[list relevant client name]

By:
Name:
Title:

ANNEX B

Remittance Instructions

TO

The cit group/commercial SERVICES, inc.